Stockholder contact:	Kevin Howley 617-385-9517 kevin.howley@columbiathreadneedle.com

Media contact:	Elizabeth Kennedy 617-897-9394 liz.kennedy@ampf.com

TRI-CONTINENTAL CORPORATION

ANNOUNCEMENTS REGARDING

88th ANNUAL MEETING OF STOCKHOLDERS

Boston, MA, February 2, 2018 — The Board of Directors (the “Board”) of Tri-Continental Corporation (the “Corporation”) (NYSE: TY) today announced that at its 88th Annual Meeting of Stockholders on April 16, 2018 (the “Meeting”) in Minneapolis, MN, Stockholders will be asked to elect two directors to the Board, one to hold office until the 2020 Annual Meeting of Stockholders and the other to hold office until the 2021 Annual Meeting of Stockholders, and to re-elect two directors to hold office until the 2021 Annual Meeting of Stockholders, and all until their successors are elected and qualify; to consider the ratification of the Board’s selection of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the 2018 fiscal year; and to consider such other matters as may properly come before the Meeting or any postponement or adjournment thereof. This and other information relating to the Meeting, including additional details of the Meeting place and time, will be described in a notice of meeting and proxy statement that the Corporation intends to file with the Securities and Exchange Commission.

As previously announced on December 19, 2017, the close of business on February 27, 2018 has been fixed by the Board as the record date for the determination of Stockholders entitled to notice of, and to vote at, the Meeting or any postponement or adjournment thereof.

The Corporation is managed by Columbia Management Investment Advisers, LLC. This material is distributed by Columbia Management Investment Distributors, Inc., member FINRA.

Investors should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objectives, risks, charges, expenses, and other information about the Corporation) may be obtained by contacting your financial advisor or visiting www.columbiathreadneedleus.com. The prospectus should be read carefully before investing in the Corporation. For more information, please call 1-800-345-6611 or visit columbiathreadneedleus.com.

Investment products are not federally or FDIC-insured, are not deposits or obligations of, or guaranteed by any financial institution, and involve investment risks including possible loss of principal and fluctuation in value.

© 2018 Columbia Management Investment Advisers, LLC. All rights reserved.

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